Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert /Lillian Armstrong
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777/(415) 433-3777
www.weider.com	email: lillian@lhai-sf.com

WEIDER ANNOUNCES FISCAL 2003 THIRD QUARTER RESULTS

Salt Lake City, Utah, April 8, 2003: Weider Nutrition International, Inc. (NYSE: WNI) today announced results for the three and nine-month periods ended February 28, 2003.

Weider Nutrition’s net sales were $64.1 million for the fiscal 2003 third quarter, compared to $74.8 million for the same period in fiscal 2002.  For its fiscal 2003 third quarter, Weider reported net income of $808,000, or $0.03 per share (diluted), compared to $1.2 million, or $0.05 per share (diluted) for the same period a year ago.

Weider Nutrition’s net sales were $204.4 million for the nine months ending February 28, 2003, compared to $231.7 million for the same period in fiscal 2002.  For the first nine months of fiscal 2003, Weider reported a net loss of $7.8 million, or $0.30 per share (diluted), compared to a net loss of $3.0 million, or $0.11 per share (diluted) for the same period a year ago.  Excluding a one-time charge of $15.4 million recorded in the fiscal 2003 first quarter relating to the adoption of SFAS No. 142, Weider reported net income of $7.6 million, or $0.29 per share (diluted) for the first nine months of fiscal 2003.

Bruce Wood, President and CEO, stated:  “Weider has made solid progress in improving our financial health over the last several quarters, and branded revenue performance continues to be our primary focus.  Our improved financial resources give us the opportunity to address the branded growth challenge by pursuing significant new marketing programs to support flagship Move Free brand and other branded new products.  We have initiated some activity in our third quarter, and expect to significantly ramp up our efforts in the fourth quarter.”

Conference Call Information

Weider Nutrition International will hold a conference call today, April 8, 2003 at 11 a.m. ET.  The U.S. domestic access number is (888) 243-0814.  International participants should dial (703) 925-2401.  Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com.  If you do not have Internet access, a replay of the call will be available by dialing 1-888-266-2081 and entering access code 6457881.  The telephone replay will be available through April 10, 2003 and the web casting through April 19, 2003.

About Weider Nutrition

Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world and sells a line of sports apparel in Europe.  To learn more about Weider, please visit the Web site www.weider.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially.  Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, the inability to successfully restructure the Haleko business unit and make it profitable, dependence on individual customers, the inability to successfully utilize available cash resulting from suspension of the Company’s quarterly dividend, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products, level of trade inventories and raw materials availability and pricing), the success of product development and new product introductions into the marketplace, changes in laws and regulations, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC’s website (www.sec.gov).

-  Tables to Follow  -

WEIDER NUTRITION INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2003	2002(a)	2003	2002(a)

Net sales	$64,079	$74,759	$204,389	$231,701
Cost of goods sold	40,512	47,541	126,534	152,659

Gross profit	23,567	27,218	77,855	79,042
Operating expenses	21,791	22,859	61,922	72,677

Income from operations

1,776

4,359

15,933

6,365

Other expense, net	(401)	(1,829)	(3,276)	(6,514)
Income (loss) before income taxes	1,375	2,530	12,657	(149)
Income taxes	567	1,281	5,080	2,840
Net income (loss) before cumulative effect of change in accounting principle	808	1,249	7,577	(2,989)
Cumulative effect of change in accounting principle, net of tax	—	—	(15,392)	—

Net income (loss)	$808	$1,249	$(7,815)	$(2,989)

Weighted average common shares outstanding – diluted	26,277	26,249	26,249	26,249

Net income (loss) per share:

Net income (loss) before cumulative effect of change in accounting principle	$0.03	$0.05	$0.29	$(0.11)

Change in accounting principle (anti-dilutive)	—	—	(0.59)	—

Net income (loss)	$0.03	$0.05	$(0.30)	$(0.11)

(a)          Certain amounts in the prior fiscal period financial statement have been reclassified to conform with the current fiscal period presentation, which includes adoption of EITF No. 01 – 9 requiring the reclassification of certain sales incentives.

WEIDER NUTRITION INTERNATIONAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	February 28, 2003	May 31, 2002
	(unaudited)

Cash	$3,217	$2,412
Receivables, net	30,495	44,587
Inventories	31,611	29,232
Other current assets	6,816	10,223

Total current assets	72,139	86,454

Property and equipment, net	27,755	29,741
Other assets, net	17,781	42,448

	45,536	72,189

Total assets	$117,675	$158,643

Total debt, including current portion*

$

14,331

$

39,967

Other liabilities	33,692	41,935

Total liabilities	48,023	81,902

Stockholders’ equity	69,652	76,741

Total liabilities & stockholders’ equity	$117,675	$158,643

*  Current portion of long-term debt amounts to $13,606 and $15,191 at February 28, and May 31, respectively.